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                                                                 EXHIBIT 99.1



                              KOMAG, INCORPORATED
                           DEFERRED COMPENSATION PLAN

                                   ARTICLE I
                                NAME AND PURPOSE

                 1.01 NAME. The Komag, Incorporated Deferred Compensation Plan (the "Plan") is hereby established effective as of March 1, 1995.

                 1.02 PURPOSE. The purpose of this Plan is to provide a deferred compensation arrangement for certain highly compensated individuals pursuant to which they will have the opportunity to earn deferred compensation payable upon their retirement, death, disability or other termination of employee status. The Plan is comprised of two separate deferred compensation programs:

                 - the DEFERRAL ELECTION PROGRAM which will allow participants to defer part of their base salary and bonus earned for each year of service, and

                 - the SUPPLEMENTAL CONTRIBUTION PROGRAM which will supplement the benefits such individuals earn each year under the deferred profit-sharing program in effect under the Komag, Incorporated Savings and Deferred Profit-Sharing Plan by providing them with the additional level of benefits they would have otherwise received under that program had their profit- sharing allocations not been reduced by reason of the compensation limitation imposed under
         Section 401(a)(17) of the Internal Revenue Code.

                 The benefits provided under this Plan shall be unfunded, and all amounts which become due under the Plan shall accordingly be paid either directly from the general assets of the Participating Companies or through a grantor trust arrangement established in accordance with the provisions of
Article VIII. The interest of each participant (and his or her beneficiary) in any benefits that become payable under this Plan shall be no greater than that of an unsecured creditor of the Participating Company employing such individual.

                                   ARTICLE II
                                  DEFINITIONS

                 2.01 "AFFILIATED COMPANY" shall mean (i) the Company, (ii) any other corporation which is a member of the controlled group of corporations which includes the Company, as determined in accordance with the ownership rules of Code Section 1563, without regard, however, to subsections (a)(4) or (e)(3)(C) of such Section 1563, and (iii) any other employer entity which is under common control with the Company, as determined in accordance with Treasury Regulations issued under Code Section 414(c).
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                 2.02             "BOARD" shall mean the Company's Board of
Directors.

                 2.03 "BONUS" shall mean the incentive bonus earned for any Year of Service, beginning with the 1995 Year of Service, under the Komag, Incorporated Management Bonus Plan.

                 2.04 "CHANGE IN CONTROL" shall mean any of the following transactions involving the Company:

                        (i) a merger or consolidation in which the Company is not the surviving entity, unless such merger or consolidation is effected primarily to change the State in which the Company is incorporated,

                       (ii) a sale of all or substantially all of the Company's assets in liquidation or dissolution of the Company,

                      (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to person or persons other than the persons holding those securities immediately prior to the reverse merger,

                       (iv) the acquisition by any person or related group of persons, other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with the Company, of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the holders of the Company's voting securities, or

                        (v) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been members of the Board continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

                 2.05 "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.





                                       2.
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                 2.06             "COMPANY" shall mean Komag, Incorporated, a
Delaware corporation, and any successor or assignee corporation, whether by way of merger, acquisition or other reorganization.

                 2.07 "DEFERRAL ELECTION" shall mean the irrevocable election filed by the Participant under Article IV of this Plan pursuant to which part of his or her base salary and/or Bonus earned for one or more Years of Service is to be deferred in accordance with the provisions of the Plan.

                 2.08 "DEFERRED COMPENSATION ACCOUNT" shall mean the account under the Qualified Plan which is maintained on the Participant's behalf in accordance with Section 5.2 thereof. Such account is credited from time to time with the Section 401(k) Contributions made on the Participant's behalf to the Qualified Plan.

                 2.09 "DISABILITY" shall mean the permanent incapacity of a Participant, by reason of any physical or mental impairment or illness expected to result in death or to continue for a period of not less than twelve (12) consecutive months, to perform his/her usual duties for the Company or other Affiliated Company employing such individual.

                 2.10 "DISCRETIONARY CONTRIBUTION" shall mean the discretionary profit-sharing contributions made to the Qualified Plan from time to time by one or more Participating Companies pursuant to the provisions of
Article VIII thereof.

                 2.11 "DISCRETIONARY CONTRIBUTION ACCOUNT" shall mean the account under the Qualified Plan which is maintained on the Participant's behalf in accordance with Section 8.5 of the Qualified Plan. Such account is credited from time to time with the Participant's share of the Discretionary Contributions made to the Qualified Plan.

                 2.12             "EFFECTIVE DATE" shall mean March 1, 1995.

                 2.13 "ELIGIBLE EMPLOYEE" shall mean any Employee who is an officer of the Company or other highly compensated exempt employee with a salary grade at level 10 or above.

                 2.14 "EMPLOYEE" shall mean any person who is employed by the Company or any other Affiliated Company to render personal services and whose earnings constitute wages under Section 3401(a) of the Code.

                 2.15 "PARTICIPANT" shall mean each Eligible Employee who participates in the Plan, whether pursuant to his or her Deferral Election under Article IV or his or her entitlement to the Supplemental Contributions provided under Article V.





                                       3.
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                 2.16             "PARTICIPATING COMPANY" shall mean the
Company and any other Affiliated Company which, by appropriate resolution, adopts this Plan as an unfunded deferred compensation arrangement for its Eligible Employees. The Participating Companies in the Plan as of the Effective Date are listed in attached Schedule A.

                 2.17 "PLAN" shall mean the Komag, Incorporated Deferred Compensation Plan, as set forth in this document and in amendments from time to time made hereto.

                 2.18 "PLAN ACCOUNT" shall mean either or both of the following accounts maintained on the books and records of the Company for each Participant in accordance with the provisions of this Plan:

                                  -        the Deferral Election Account which
         shall be credited with any base salary and Bonus deferred under this Plan pursuant to the Participant's Deferral Election, and

                                  -        the Supplemental Contribution
         Account which shall be credited with the Supplemental Contributions to which the Participant becomes entitled under this Plan.

                 2.19 "PLAN ADMINISTRATOR" shall mean the Compensation Committee of the Board in its capacity as administrator of this Plan.

                 2.20 "PLAN YEAR" shall mean, for purposes of the Qualified Plan and the Supplemental Contribution Program under this Plan, the 52-to-53 week period each year ending on the Sunday closest to December 31.

                 2.21 "QUALIFIED PLAN" shall mean the Komag, Incorporated Savings and Deferred Profit-Sharing Plan, as amended from time to time.

                 2.22 "SECTION 401(K) CONTRIBUTION" shall mean, for each individual who is a Participant in this Plan, the aggregate contribution (if any) made by one or more Participating Companies on his or her behalf to the Qualified Plan pursuant to the Section 401(k) Election in effect for that individual for the Plan Year.

                 2.23 "SECTION 401(K) ELECTION" shall mean, for each individual who is a Participant in this Plan, the election (if any) in effect for that individual under the Qualified Plan, pursuant to which his or her earnings are to be reduced each pay period during the Plan Year by a specified percentage or dollar amount in return for a Section 401(k) Contribution in the same dollar amount to be made on his or her behalf to the Qualified Plan.





                                       4.
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                 2.24             "SUPPLEMENTAL CONTRIBUTION" shall mean the
contributions credited to the Supplemental Contribution Accounts of Participants in accordance with Section 5.01 of this Plan.

                 2.25 "VALUATION DATE" shall mean the last business day of each Plan Year and such other date or dates as may be designated for the valuation of outstanding accounts under the Qualified Plan.

                 2.26 "YEAR OF SERVICE" shall mean, for purposes of the Deferral Election Program, any calendar year during which a Participant renders services for which he or she is compensated as an Employee. However, the earliest Year of Service in effect under the Deferral Election Program shall be the nine (9) calendar-month period measured from March 1, 1995 to December 31, 1995.

                                  ARTICLE III
                                 PARTICIPATION

                 3.01 ELIGIBILITY RULES. An Eligible Employee shall become a Participant in this Plan as of the first day of the first calendar year for which he or she is selected for participation by the Plan Administrator. However, the first calendar year for which any Eligible Employee may participate and accrue benefits hereunder shall be the 1995 calendar year, and participation in the Plan for that calendar year shall commence no earlier than the March 1, 1995 Effective Date. The Plan Administrator shall have absolute discretion in selecting the Eligible Employees who are to participate in the Plan from time to time. The initial Participants for the 1995 calendar year shall be selected on or before the Effective Date. Additional individuals may be selected for participation at any time before the start of the calendar year for which they are to commence participation or, for any new hire, before the end of the thirty (30)-day period measured from his or her hire date.

                 3.02 CESSATION OF PARTICIPATION. Every Eligible Employee who becomes a Participant shall continue to participate in the Plan until the earliest of (i) his or her removal from the Plan upon written notice from the Plan Administrator, (ii) his or her cessation of Employee status or
(iii) the termination of the Plan. Any benefits accrued by an individual who ceases participation shall be paid in accordance with the provisions of Article VII following his or her termination of Employee status.





                                       5.
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                                   ARTICLE IV
                           DEFERRAL ELECTION PROGRAM

                 4.01 ANNUAL ELECTION. Each Participant shall have the right to file a Deferral Election to defer part of the base salary and/or Bonus earned for one or more Years of Service for which he or she remains a Participant. However, the maximum amount which such Participant may defer for each Year of Service shall be determined in accordance with the following formula:

                          - up to ten percent (10%) of the base salary earned for his or her period of participation during that Year of Service, plus

                          - up to ten percent (10%) of any Bonus earned for such Year of Service, less

                          - the maximum dollar amount which may be contributed on the Participant's behalf as a Section 401(k) Contribution for that Year of Service pursuant to the applicable limitations of Code Sections 401(k) and 402(g).

                 4.02 ELECTION PROCEDURE. Each Deferral Election shall be made in compliance with all of the following requirements and shall not be effective unless such requirements are met:

                          A. The Deferral Election must be exercised by means of a written notice filed with the Company's Vice President, Finance. The notice shall be substantially in the form of the Deferral Election Notice attached as Exhibit A and must be filed prior to the start of the Year of Service for which the base salary or Bonus subject to that election is earned. However, the following special filing periods shall be in effect:

                          - For the 1995 Year of Service, the election must be filed prior to March 1, 1995 and shall apply only to base salary earned from and after that date and to any Bonus earned for service in the 1995 calendar year and paid in the 1996 calendar year.

                          - For an individual who first becomes a Participant after the start date of the calendar year, the initial Deferral Election must be filed within thirty (30) days following his or her entry into the Plan and shall apply only to any salary or Bonus to be earned for service rendered from and after the filing date of such election.





                                       6.
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                          B.      The Deferral Election, once made, shall be
                 irrevocable with respect to the Year of Service for which it is made and shall apply to any salary increases which occur during that Year of Service, to the extent the Participant's Deferral Election otherwise pertains to his or her base salary.

                 4.03 COMMENCEMENT OF DEFERRALS. The actual deferral of base salary pursuant to the Participant's Deferral Election shall not begin until such time as the maximum Section 401(k) Contribution permissible under Code Sections 401(k) and 402(g) for the calendar year in which that base salary is earned shall have been made on the Participant's behalf to the Qualified Plan in accordance with his or her Section 401(k) Election for that year or would have been made in the absence of any voluntary reduction in the Participant's Section 401(k) Election for that year. The portion of the Bonus which is the subject of the Participant's Deferral Election shall in fact be deferred under this Plan only if the remaining portion of that Bonus is paid after the maximum Section 401(k) Contribution permissible under Code Sections 401(k) and 402(g) for the calendar year of such payment shall have been made on the Participant's behalf to the Qualified Plan in accordance with his or her Section 401(k) Election for that year or would have been made in the absence of any reduction in the Participant's Section 401(k) Election for that year. In the event there is no Section 401(k) Election in effect for the Participant at the start of the calendar year to which his or her Deferral Election pertains, then the actual deferral of base salary pursuant to that Deferral Election shall begin at such time as the maximum Section 401(k) Contribution permissible under Code Sections 401(k) and 402(g) for that calendar year would have been made on the Participant's behalf to the Qualified Plan had there been in effect for that individual a Section 401(k) Election covering ten percent (10%) of his or her eligible earnings for the year. The same principle shall be in effect for the portion of any Bonus subject to the Deferral Election filed by such Participant.

                 4.04 SPECIAL LIMITATION. If any Section 401(k) Contribution actually made to the Qualified Plan is subsequently refunded in whole or in part to the Participant by reason of the limitations in effect under Code Section 401(k) or 402(g), then the refunded amount shall not be credited to the Participant's Deferral Election Account under this Plan and shall constitute taxable income to the Participant for the Plan Year for which such refund is made under the Qualified Plan.

                 4.05 SUBSEQUENT PAY-OUT. Any compensation deferred under this Article Four shall be paid in accordance with the provisions of Article VII of the Plan.





                                       7.
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                                   ARTICLE V
                       SUPPLEMENTAL CONTRIBUTION PROGRAM

                 5.01 SUPPLEMENTAL CONTRIBUTION. The Supplemental Contribution to be credited to the Participant's Supplemental Contribution Account on each semi-annual interval within the Plan Year shall be equal to the excess of A over B below:

                 A is the dollar amount of the Discretionary Contribution (plus forfeitures) which would have been allocated for such semi-annual interval to the Participant's Discretionary Contribution Account under the Qualified Plan in accordance with the provisions of Section 8.4 of the Qualified Plan had the compensation taken into account for the Participant for that semi- annual interval not been limited by Code
         Section 401(a)(17).

                 B is the actual dollar amount of the Discretionary Contribution (plus forfeitures) allocated for such semi-annual interval to the Participant's Discretionary Contribution Account under the Qualified Plan.

                 No Supplemental Contribution shall credited to the Participant's Supplemental Contribution Account under this Plan for any semi-annual interval within the Plan Year for which the Participant's share of the Discretionary Contributions (plus forfeitures) under the Qualified Plan is not reduced by reason of the Code Section 401(a)(17) limitation in effect for that Plan Year or for which the Participant is not otherwise eligible to share in such Discretionary Contribution under the express provisions of the Qualified Plan.

                 5.02 PLAN LIMITATION. No Supplemental Contributions shall be credited under this Plan for any Plan Year beginning before January 2, 1995.

                 5.03 SUBSEQUENT PAY-OUT. Any compensation deferred under this Article Five shall be paid in accordance with the provisions of Article VII of the Plan.

                                   ARTICLE VI
                                 PLAN ACCOUNTS

                 6.01 INVESTMENT RETURN. The balance credited to the Participant's Deferral Election Account under this Plan shall be deemed to be invested in the same investment funds in which the Participant's Deferred Compensation Account under the Qualified Plan is actually invested over the period such Deferral Election Account remains outstanding under this Plan. Accordingly, on each Valuation Date under the Qualified Plan, the Deferral Election Account of the Participant shall be adjusted to reflect the investment gains, earnings or losses such Plan Account would have actually realized had it been invested for the valuation period in the same investment funds as the Participant's Deferred Compensation Account under the Qualified Plan.





                                       8.

                 The balance credited to the Participant's Supplemental Contribution Account under this Plan shall be deemed to be invested in the same investment funds in which the Participant's Discretionary Contribution Account under the Qualified Plan is actually invested over the period such Plan Account remains outstanding under this Plan. Accordingly, on each Valuation Date under the Qualified Plan, the Supplemental Contribution Account of the Participant shall be adjusted to reflect the investment gains, earnings or losses such Plan Account would have actually realized had it been invested for the valuation period in the same investment funds as the Participant's Discretionary Contribution Account under the Qualified Plan.

                 For any period for which the Participant does not have an outstanding balance in his or her Deferred Compensation Account or Discretionary Contribution Account under the Qualified Plan but does have a balance credited to his or her corresponding Plan Account under this Plan, then that Plan Account shall continue to be adjusted for the investment earnings, gains and losses such Plan Account would have realized had it been actually invested in the investment funds in which the Deferred Compensation Account or Discretionary Contribution Account, as case may be, was last invested prior to distribution under the Qualified Plan.

                 In no event shall any Participating Company be obligated to make an actual investment of its assets in the investment fund or funds which serve as the measure of the investment return on the Plan Accounts maintained under this Plan.

                 6.02 VALUE OF PLAN ACCOUNTS. The value of a Participant's Deferral Election Account or Supplemental Contribution Account on any particular date in question shall be deemed to be the balance credited to that Plan Account on the Valuation Date coincident with or immediately preceding the date such value is to be determined, increased by any deferred compensation credited to, or decreased by any payment or forfeiture made from, that Plan Account after such Valuation Date but before the actual date on which the value of the Plan Account is to be determined. The Participant shall receive a written statement of the value of each of his or her Plan Accounts at least once each calendar year.

                 6.03 VESTED INTEREST. The Participant shall at all times be fully vested in his or her Deferral Election Account and shall be vested in his or her Supplemental Contribution Account to the same extent he or she is at the time vested in his or her Discretionary Contribution Account under the Qualified Plan. Upon the Participant's cessation of Employee status for any reason prior to vesting in his or her Supplemental Contribution Account, the unvested balance of that Plan Account shall be immediately forfeited, and only the vested portion of that Plan Account shall continue to remain outstanding and be credited with an investment return under this Plan. Forfeitures under this Plan shall not be reallocated to the Plan Accounts of any other Participants.





                                       9.

                                  ARTICLE VII
                            DISTRIBUTION OF BENEFITS

                 7.01 TERMINATION OF EMPLOYEE STATUS. The vested balance credited to the Plan Accounts maintained for each Participant under this Plan shall become due and payable in accordance with the following provisions:

                          -       Should the Participant cease to be an
Employee by reason of death or Disability, then the entire vested balance of his or her Plan Accounts shall be paid in a lump sum within ninety (90) days after the date of such cessation of Employee status.

                          -       Should the Participant cease to be an
Employee for any other reason when the vested balance of his or her Plan Accounts exceeds Ten Thousand Dollars ($10,000.00), then that balance shall be paid in a lump sum at the end of the one-year period measured from the date of
such cessation of Employee status.   However, if such cessation of Employee
status occurs within eighteen (18) months after a Change in Control, then the vested balance of the Plan Accounts shall be paid in a lump sum within thirty
(30) days thereafter.

                          -       Should the Participant cease to be an
Employee for any reason other than death or Disability when the vested balance of his or her Plan Accounts is Ten Thousand Dollars ($10,000.00) or less, then that balance shall be paid in a lump sum within thirty (30) days after the date of such cessation of Employee status.

                 7.02 HARDSHIP WITHDRAWAL. If an unforeseeable and extraordinary financial hardship occurs for which the Participant does not have any other resources available, whether through reimbursement (by insurance or otherwise), liquidation of existing assets (to the extent such liquidation would not itself result in financial hardship), termination of his or her
Section 401(k) Election under the Qualified Plan or a loan from the Qualified Plan or other commercially reasonable sources, then the Participant may apply to the Plan Administrator for an immediate distribution from his or her Deferral Election Account in an amount necessary to satisfy such financial hardship. The Plan Administrator shall have complete discretion to accept or reject the request and shall in no event authorize a distribution in an amount in excess of that required to meet such financial hardship.

                 7.03 DEATH BEFORE DISTRIBUTION. If the Participant dies prior to distribution of the vested balance of his or her Plan Accounts, the unpaid vested balance shall be paid to his or her designated beneficiary under the Qualified Plan at the same time as such balance would have been paid to the Participant under this Plan had he or she survived.





                                      10.

                 7.04 WITHHOLDING. All payments made under the Plan shall be subject to the Company's withholding of all required Federal, State and local income and employment taxes, and all such payments shall be net of such tax withholding.

                                  ARTICLE VIII
                                 MISCELLANEOUS

                 8.01             BENEFITS NOT FUNDED.   The obligation to pay
the vested balance of each Participant's Plan Accounts shall at all times be an unfunded and unsecured obligation of the Company. Except to the extent the Plan Administrator may in its sole discretion elect to implement a so-called "Rabbi Trust" for the benefit payments hereunder, the Company shall have no obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of such Plan Accounts, nor shall the Company be under any obligation to invest any portion of its general assets in mutual funds, stocks, bonds, securities or other similar investments in order to accumulate funds for the satisfaction of its obligations under the Plan. The Participant (or his or her beneficiary) shall look solely and exclusively to the general assets of the Company for the payment of the Plan Accounts maintained on the Participant's behalf under the Plan. However, in connection with any Change in Control, the Company shall, prior to the effective date of that Change in Control, establish a Rabbi Trust and irrevocably contribute to that trust sufficient funds to cover the Company's total accrued liability existing at that time under this Plan, and the contributed funds shall be invested by the trustee to provide for the investment returns contemplated by Article VI. Payments from the Rabbi Trust shall be made as and when benefits become payable to Participants in accordance with the distribution provisions of Article VII of the Plan, with any remaining balance due the Participants to be paid out of the Company's assets.

                 8.02 NO EMPLOYMENT RIGHT. Neither the action of the Company or any other Participating Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any other Affiliated Company for any period of specific duration, and the Participant may be discharged at any time, with or without cause.

                 8.03 AMENDMENT/TERMINATION. The Board may at any time amend the provisions of the Plan to any extent and in any manner the Board shall deem advisable, and such amendment shall become effective at the time of Board action. One or more Participating Companies may at any time terminate the Plan in whole or in part with respect to their Eligible Employees.
However, no such plan amendment or termination shall adversely affect the benefits of Participants accrued to date under the Plan nor otherwise reduce the then outstanding balances credited to their Plan Accounts, and all compensation deferred prior to the date of any such plan amendment or termination shall continue to become due and payable in accordance with the distribution provisions of Article VII.





                                      11.

                 8.04 APPLICABLE LAW. The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management or other highly compensated persons, and all rights hereunder shall be construed, administered and governed in all respects in accordance with the provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time) applicable to such an arrangement and, to the extent not pre-empted thereby, by the laws of the State of California without resort to that State's conflict- of-laws provisions. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

                 8.05 SATISFACTION OF CLAIMS. Any payment made to a Participant or his or her legal representative or beneficiary in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims with respect to such payment which such person may have against the Plan, the Plan Administrator (or its delegate) and the Affiliated Companies, any of whom may require the Participant or his or her legal representative or beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator.

                 8.06 ALIENATION OF BENEFITS. No person entitled to any benefits under the Plan shall have the right to alienate, pledge, hypothecate or otherwise encumber his or her interest in such benefits, and such benefits shall not, to the maximum extent permissible by law, be subject to claim of his or her creditors or liable to attachment, execution or other process of law.

                 8.07 EXPENSES. All costs and expenses incurred in the operation and administration of the Plan shall be borne by the Company.

                 8.08 SUCCESSORS AND ASSIGNS. The obligations of the Participating Companies to make the payments required hereunder shall be binding upon the successors and assigns of such Participating Companies, whether by merger, consolidation, acquisition or other reorganization. No amendment or termination of the Plan by any such successor or assign shall adversely affect or otherwise impair the rights of Participants to receive benefit payments hereunder, to the extent attributable to compensation deferred prior to the date of such amendment or termination, in accordance with the applicable distribution provisions of Article VII hereof.

                                   ARTICLE IX
                                 BENEFIT CLAIMS

                 9.01 CLAIMS PROCEDURE. No application is required for the payment of benefits under the Plan. However, if any Participant (or beneficiary) believes he or she is entitled to a benefit from the Plan which differs from the benefit determined by the Plan Administrator, then such individual may file a written claim for benefits with the Plan





                                      12.

Administrator. Each claim shall be acted upon and approved or disapproved within ninety (90) days following receipt by the Plan Administrator.

                 9.02 DENIAL OF BENEFITS. In the event any claim for benefits is denied, in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial and of his or her right to a review by the Plan Administrator and shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial, specific references to pertinent provisions of this Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim, an explanation of why such material or information is necessary, and an explanation of the review procedure.

                 9.03             REVIEW.

                 A. Any person whose claim for benefits is denied in whole or in part may appeal to the Plan Administrator for a full and fair review of the decision by submitting to the Plan Administrator, within ninety
(90) days after receiving written notice from the Plan Administrator of such denial, a written statement:

                        (i) Requesting a review by the Plan Administrator of his or her claim for benefits;

                      (ii) Setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and

                      (iii) Setting forth any issues or comments which the claimant deems pertinent to his or her claim.

                 B. The Plan Administrator shall act upon each such claim within sixty (60) days after receipt of the claimant's request for review by the Plan Administrator, unless special circumstances require an extension of time for processing. If such an extension is required, written notice of the extension shall be furnished to the claimant within the initial sixty (60)-day period, and a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the initial request for review. The Plan Administrator shall make a full and fair review of each such claim and any written materials submitted by the claimant or any Participating Company in connection therewith and may require the Participating Company or the claimant to submit such additional facts, documents or other evidence as the Plan Administrator may, in its sole discretion, deem necessary or advisable in making such a review. On the basis of its review, the Plan Administrator shall make an independent determination of the claimant's eligibility for benefits under the Plan. The decision of the Plan Administrator on any benefit claim shall be final and conclusive upon all persons.





                                      13.

                 C. In the event the Plan Administrator denies an appeal in whole or in part, the Plan Administrator shall give written notice of such decision to the claimant, setting forth in a manner calculated to be understood by the claimant the specific reasons for such denial and specific reference to the pertinent Plan provisions on which the decision of the Plan Administrator was based.





                                      14.

                                   SCHEDULE A

                        LIST OF PARTICIPATING COMPANIES


                              KOMAG, INCORPORATED

                                   EXHIBIT A

                              KOMAG, INCORPORATED
                           DEFERRED COMPENSATION PLAN

                             DEFERRAL ELECTION FORM
                               1995 CALENDAR YEAR


         Please check A or B and complete form as appropriate, including C if applicable.

[ ]      A.      I hereby elect to participate in Deferral Election Program for the 1995 calendar year.

                 I hereby elect to defer payment of a portion of the compensation I earn for services rendered in the 1995 calendar year, in the dollar amount determined in accordance with the following formula:

                 ____% (in increments of one percent up to ten percent maximum) of my 1995 base salary, PLUS

                 ____% (zero to ten percent in one percent increments) of any bonus payable to me in 1996 under the Management Bonus Plan for services rendered in the 1995 calendar year, LESS the maximum dollar amount which can be contributed on my behalf as a Section 401(k) Contribution for the 1995 calendar year in accordance with the anti-discrimination standards of Internal Revenue Code Section 401 (k) and the maximum dollar limitation of Internal Revenued Code Section 402(g) (currently $9,240).

                 I understand that the deferral of my base salary for the calendar year will not in fact begin until such time as the maximum Section 401(k) contribution permissible under Internal Revenue Code Sections 401(k) and 402(g) for that calendar year has been made on my behalf to the Komag Savings and Deferred Profit-Sharing Plan or would have been made on my behalf in the absence of any voluntary reduction to my Section 401(k) election. I also understand that the portion of the bonus subject to my deferral election will in fact be deferred only if the remaining portion of that bonus is paid after the maximum Section 401(k) contribution permissible under Internal Revenue Code Sections 401(k) and 402(g) for the calendar year of payment (1996) has been made on my behalf to the Komag Savings and Deferred Profit-Sharing Plan or would have been made in the absence of any voluntary reduction to my Section 401(k) election.

                 I further understand that should my salary be increased during the calendar year, the deferral percentage in effect for my base salary will remain constant and result in a higher dollar amount of deferred salary for the year.

                 As required by the Federal tax laws, my deferral election is irrevocable and cannot be changed or modified under any circumstances.

                 I understand that in the event my employment should terminate within 18 months following a Change in Control (as defined in the Plan), all amounts deferred by me under the Plan will be paid to me in an immediate lump sum.

                 To the extent my rights under law to the compensation deferred pursuant to this election are greater than the rights of a general unsecured creditor of the Company, I hereby waive those rights and agree that I shall have only the rights of a general unsecured creditor with respect to the payment of my deferred compensation.


[ ]      B.      I hereby elect not to participate in the Deferral Election
                 Program.



[ ]      C.      I hereby elect to have the deferral election specified in
                 Section A above continue for each subsequent calendar year, until I change my deferral election in accordance with the provisions of the Plan. Any such change shall become effective for a particular calendar year only if the new deferral election is filed not later than the December 31 immediately prior to the start of the calendar year for which I earn the compensation subject to my new election.



                              Printed Name:
                                               --------------------------------

                              Signature:       --------------------------------


                              Dated:                                     , 1995
                                               --------------------------------




                                       2.

                              KOMAG, INCORPORATED
                           DEFERRED COMPENSATION PLAN

                              PLAN AMENDMENT NO. 1


                The Komag, Incorporated Deferred Compensation Plan, as established effective March 1, 1995 (the "Plan"), is hereby amended as follows:

                1. Section 4.01 is hereby amended, effective January 1, 1997, to read as follows:

                         4.01 ANNUAL ELECTION. Each Participant shall have the right to file a Deferral Election to defer part of the base salary and/or Bonus earned for one or more Years of Service for which he or she remains a Participant. However, the maximum amount which such Participant may defer for each Year of Service shall be determined in accordance with the following formula:

                         - up to twelve percent (12%) of the base salary earned for his or her period of participation during that Year of Service, plus

                         - up to twelve percent (12%) of any Bonus earned for such Year of Service, less

                         - the maximum dollar amount which may be contributed on the Participant's behalf as a Section 401(k) Contribution for that Year of Service pursuant to the applicable limitations of Code Sections 401(k) and 402(g).

                2. Section 4.03 is hereby amended, effective June 1, 1996, to read as follows:

                         4.03 COMMENCEMENT OF DEFERRALS. The actual deferral of base salary pursuant to the Participant's Deferral Election shall not begin until such time as the maximum Section 401(k) Contribution permissible under the Qualified Plan and Code Section 402(g) for the calendar year in which that base salary is earned shall have been made on the Participant's behalf to the Qualified Plan in accordance with his or her Section 401(k) Election for that year or would have been made in the absence of any voluntary reduction in the Participant's Section 401(k) Election for that year. The portion of the Bonus which is the subject of the Participant's Deferral Election shall in fact be deferred under this Plan only if the remaining portion of that Bonus is paid after the maximum Section 401(k) Contribution permissible under the Qualified Plan and Code Section 402(g) for the calendar year of such payment shall have been made on the Participant's behalf to the Qualified Plan in accordance with his or her Section 401(k) Election for that year or would have been made in the absence of any reduction in the Participant's Section 401(k) Election for that year. In the event there is no Section 401(k) Election in effect for the Participant at the start of the calendar year to which his or her Deferral Election pertains, then the actual deferral of base salary pursuant to that Deferral Election shall begin at such time as the maximum Section 401(k) Contribution permissible under the Qualified Plan and Code
        Section 402(g) for that calendar year would have been made on the Participant's behalf to the Qualified Plan had there been in effect for that individual a Section 401(k) Election covering ten percent (10%) or (effective January 1, 1997) twelve percent (12%) of his or her eligible earnings for the year, with earnings to be imputed, solely for purposes of such timing determination, to the Participant (based on his or her annualized rate of base salary) for any portion of that year in which such individual was not an Employee. The same principle shall be in effect for the portion of any Bonus subject to the Deferral Election filed by such Participant.

                3. Except as modified by this Plan Amendment, all the terms and provisions of the Plan shall continue in full force and effect.



                                       2.